UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

July9, 2010

____________________________

Mammatech Corporation
(Exact name of registrant as specified in charter)

Florida
(State or other Jurisdiction of Incorporation or Organization)

0-11050 (Commission File Number)		59-2181303 (IRS Employer Identification No.)
930 NW 8th Ave Gainesville, Florida 32601 (Address of Principal Executive Offices and zip code)

(352) 375-0607
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. - ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 9, 2010, Mammatech Corporation (the “Company”) entered into a Share Purchase Agreement with Verdad Telecom, Inc. (“Verdad Telecom”), under which Verdad Telecom agreed to purchase, and the Company agreed to sell, an aggregate of 94,572,375 shares of common stock of Mammatech Corporation for a purchase price of $97,194, or $0.0011 per share. The transaction is expected to close on or before July 25, 2010. A copy of the Share Purchase Agreement is attached to this Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 5.01 CHANGES IN CONTROL OF REGISTRANT.

Pursuant to the terms of the Share Purchase Agreement and effective as of the closing of the transactions under the Share Purchase Agreement, Verdad Telecom will own 94,572,375 shares of the Company’s common stock out of a total of approximately 100,000,000 to be issued and outstanding at the closing, or approximately 94.5%.

Pursuant to the terms of the Share Purchase Agreement, upon the closing of the transactions contemplated therein, the Company agreed that the current directors of the Company will appoint new directors to be designated by Verdad Telecom, and will thereafter resign effective as of the closing.

Item 7.01. - REGULATION FD DISCLOSURE.

On July 9, 2010, the Company entered into a Share Purchase Agreement with Verdad Telecom, who agreed to purchase, and the Company agreed to sell, an aggregate of 94,572,375 shares of common stock of Mammatech Corporation for a purchase price of $97,194, or $0.0011 per share. A copy of the Share Purchase Agreement is attached to this Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of business acquired. None.

(b)	Pro forma financial information. None.

(c)	Shell company transactions. Not applicable.

(d)	Exhibits.

10.1	Share Purchase Agreement dated July 9, 2010, by and between the Company and Verdad Telecom, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAMMATECH CORPORATION

By: /s/Henry Pennypacker
Dated: July 14, 2010
Henry Pennypacker,
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number                                                     Description of Exhibit

10.1	Share Purchase Agreement dated July 9, 2010, by and between the Company and Verdad Telecom, Inc.